US Ecology Announces Fourth Quarter and Full Year 2015 Results

Strong Fourth Quarter Resulted in Pro Forma Adjusted EBITDA up 10% to $32.6 Million

Fourth Quarter Base Business Up 3%

Closed on Sale of Non-Core Industrial Service Business; Proceeds Used to De-Lever Balance Sheet

Delivered Full Year Pro Forma Adjusted EBITDA of $122.6 Million

2016 Outlook Announced With Adjusted EBITDA of $126-$132 Million; Growth up to 8%

BOISE, ID -- (Marketwired - February 18, 2016) - US Ecology, Inc. (NASDAQ: ECOL) ("the Company") today reported financial results for the quarter and full year ended December 31, 2015.

"Fourth quarter operating results and Pro Forma adjusted EBITDA came in slightly better than we anticipated on stronger Base Business, with key verticals rebounding from disappointing third quarter results," commented Chairman and Chief Executive Officer, Jeff Feeler. "Our Base Business(1) grew 3% in the fourth quarter of 2015 over the fourth quarter last year led by general manufacturing and refining verticals and was up 6% sequentially from the third quarter of 2015 on strength in verticals such as chemical, general and metals manufacturing. As expected, our project-driven Event Business(1) was down due the completion of a large east coast clean-up project and continued project deferrals, which are likely to benefit 2016. Our Field and Industrial Services segment continued its growth, outperforming our expectations for the quarter."

Total revenue for the fourth quarter of 2015 was $138.3 million, including $8.1 million of revenue for Allstate Power Vac ("Allstate"), which was divested on November 1, 2015. This was down from $157.2 million in the same quarter last year, which included $17.4 million of revenue for Allstate. Revenue for the Environmental Services ("ES")(2) segment was $97.0 million for the fourth quarter of 2015, down from $100.6 million in the fourth quarter of 2014. This decline consisted of a 3% decrease in treatment and disposal ("T&D") revenue and a 5% decrease in transportation revenue in the fourth quarter of 2015 compared to the same quarter in the prior year. Revenue for the Field and Industrial Services ("FIS")(3) segment was $41.3 million for the fourth quarter of 2015 compared to $56.6 million in the same period of 2014. The divested Allstate business contributed $8.1 million of revenue for our one month of ownership in the fourth quarter of 2015 compared to $17.4 million of revenue in the fourth quarter of 2014. The decrease in FIS revenue was primarily the result of lower remediation services work and lower transportation revenue in the fourth quarter of 2015.

For the fourth quarter of 2015, gross profit was $44.2 million, down from $46.2 million in the same quarter last year. Gross profit for the ES segment was $37.2 million in the fourth quarter of 2015, up from $37.1 million in the same quarter of 2014. T&D gross margin for the ES segment was 43% for the fourth quarter of 2015, up from 42% in the fourth quarter of 2014. Gross profit for the FIS segment in the fourth quarter of 2015 was $7.0 million and included $1.6 million from the divested Allstate business. This compared to gross profit of $9.1 million in the fourth quarter of 2014, which included $4.0 million from the divested Allstate business.

Selling, general and administrative ("SG&A") expense for the fourth quarter of 2015 was $22.0 million compared with $27.1 million in the same quarter last year. SG&A includes $1.0 million and $3.0 million related to the divested Allstate business for the fourth quarter of 2015 and 2014, respectively. The decrease in SG&A primarily reflects lower labor and incentive compensation and lower business development expenses in the fourth quarter of 2015 compared to the fourth quarter of 2014.

Operating income for the fourth quarter of 2015 was $22.2 million, up 16% from $19.1 million in the fourth quarter of 2014. Allstate contributed $538,000 and $997,000 of operating income for the fourth quarters of 2015 and 2014, respectively. Adjusted EBITDA for the fourth quarter of 2015 was $33.0 million, up 6% from $31.2 million in the same period last year. Pro Forma adjusted EBITDA, which excludes the divested Allstate business and business development expenses, was $32.6 million in the fourth quarter of 2015 compared to $29.5 million in the fourth quarter of 2014. A reconciliation of net income to adjusted EBITDA and Pro Forma adjusted EBITDA is attached as Exhibit A to this release.

Consolidated net interest expense for the fourth quarter of 2015 was $7.2 million, up from $5.2 million in the fourth quarter of 2014. During the fourth quarter of 2015 the Company incurred $2.4 million, or approximately $0.07 per diluted share, in higher non-cash amortization of deferred financing costs primarily as a result of significant debt principal payments made in 2015.

The Company's consolidated effective income tax rate for the fourth quarter of 2015 was 45.5%, up from 36.3% for the fourth quarter of 2014. This increase was due to an increase in our U.S. effective tax rate, which was primarily driven by a higher overall effective state tax rate resulting from changes in our apportionments between the various states in which we operate and other adjustments based on filed state tax returns. The higher U.S. tax rate applied to full year pre-tax earnings resulted in higher than expected incremental tax expense in the fourth quarter of 2015 of approximately $1.1 million, or approximately $0.05 per diluted share.

Net income for the fourth quarter of 2015 was $7.7 million, or $0.35 per diluted share, compared to $8.7 million, or $0.40 per diluted share in the fourth quarter of 2014. Adjusted earnings per share, which excludes the divested Allstate business, foreign currency translation losses, impairment charges and business development expenses, was $0.36 in the fourth quarter of 2015 and includes approximately $0.07 of non-cash amortization of deferred financing costs and approximately $0.05 associated with higher income taxes, as discussed above. Adjusted earnings per share for the fourth quarter 2014 was $0.40 per diluted share. A reconciliation of earnings per diluted share to adjusted earnings per diluted share is attached as Exhibit A to this release.

2015 Results

The comparison between the years ended December 31, 2015 and 2014 reflects the acquisition of EQ Holdings, Inc. ("EQ") that was completed on June 17, 2014.

Total revenue for the year ended December 31, 2015 was $563.1 million, up from $447.4 million for the year ended December 31, 2014. Revenue for 2015 included $359.0 million from the acquired EQ businesses compared to $228.2 million in 2014. Revenue for the ES segment was $375.8 million in 2015, up from $319.8 million in the same period last year. Revenue for the FIS business segment was $187.2 million for 2015 compared to $127.6 million for 2014. The divested Allstate business contributed $59.1 million of revenue in 2015 compared to $37.0 million in 2014.

Excluding the acquired EQ operations, ES revenue decreased $13.9 million, or 6%, in 2015 compared to 2014 on an 8% decline in T&D revenue. Transportation service revenue increased 2% compared to 2014.

For the year ended December 31, 2015, gross profit was $171.4 million, up from $145.8 million for the year ended December 31, 2014. Gross profit for the ES segment for 2015 was $141.1 million, up from $125.6 million for 2014. Excluding the acquired EQ operations, ES gross profit was $79.7 million, down 10% from $88.4 million in 2014. T&D gross margin for the legacy US Ecology business was 48% for 2015 and 49% for 2014. Gross profit for the FIS segment was $30.3 million in 2015 compared to $20.2 million in 2014 and included $12.4 million and $8.2 million of gross profit, respectively, from the divested Allstate business.

SG&A expense for 2015 was $93.1 million compared with $73.3 million in 2014. The increase reflects $56.6 million in SG&A from the acquired EQ operations in 2015 compared to $38.9 million for our ownership period of 2014. This increase was partially offset by lower business development expenses in 2015 compared to 2014.

As previously reported in the second quarter of 2015, the Company performed an evaluation of the recoverability of the assets associated with the industrial services business and as a result of this evaluation, recorded a non-cash goodwill impairment charge of $6.7 million during the second quarter of 2015.

Consolidated net interest expense for the year ended December 31, 2015 was $23.3 million, up from $10.6 million in 2014, reflecting increased credit facility borrowings used to fund the EQ acquisition. Additionally, as described above, the Company recorded incremental noncash amortization of deferred financing fees in 2015 as a result of significant debt principal payments made during the year.

The Company's consolidated effective income tax rate, when excluding the non-deductible goodwill impairment charge and loss on divestiture for 2015, was 39.3%, up from 37.4% for 2014. The increase was primarily attributable to an increase in our U.S. effective tax rate, driven by a higher overall effective state tax rate due to changes in our apportionments between the various states in which we operate and other adjustments based on filed state tax returns. The increase was also partially attributable to a lower proportion of earnings in 2015 from our Canadian operations which are taxed at a lower corporate tax rate.

Adjusted EBITDA for 2015 was $125.5 million compared to $109.0 million in 2014. Pro Forma adjusted EBITDA, which excludes the divested Allstate business and business development expenses, increased 11% to $122.6 million in 2015 compared to $110.4 million in 2014. Net income for 2015 was $25.6 million, or $1.18 per diluted share, compared to $38.2 million, or $1.77 per diluted share in 2014. Adjusted earnings per share, which excludes the divested Allstate business, foreign currency translation losses, impairment charges and business development expenses, was $1.57 in 2015 and includes the approximate $0.07 of non-cash amortization of deferred financing costs and the approximate $0.05 associated with higher income taxes discussed above. Adjusted earnings per share for 2014 was $1.99 per diluted share. A reconciliation of earnings per diluted share to adjusted earnings per diluted share and net income to adjusted EBITDA and Pro Forma adjusted EBITDA is attached as Exhibit A to this release.

2016 Outlook

"Moving into 2016, we expect to continue to experience some headwinds as our industrial customers adjust to slower growth in today's uncertain global macro environment," commented Feeler. "We remain optimistic that the Base Business rebound experienced in the fourth quarter will support Base Business growth in 2016. Demand across our Environmental Services and Field and Industrial Services segments continues to benefit from ongoing integration and cross-selling opportunities. Our Event Business pipeline continues to grow and we have secured or identified several larger sized opportunities that put us well on our way to backfilling the approximately $13 million of adjusted EBITDA generated from large projects completed in 2015."

Based on current estimates, management is projecting 2016 revenue of $502 to $528 million, adjusted EBITDA of $126 to $132 million and earnings per diluted share between $1.80 and $1.95. This guidance reflects adjusted EBITDA growth up to 8%, compared to 2015 Pro Forma adjusted EBITDA. The Company delivered adjusted earnings per share of $1.57 in 2015, which included approximately $0.07 in expenses for non-cash amortization of deferred financing fees and approximately $0.05 in higher tax expense described above. Our 2016 guidance reflects adjusted earnings per share growth up to 15% from 2015 when adding back the amortization of deferred financing fees and the higher tax expense.

Breaking down our revenue guidance by segment, we expect our 2016 ES segment revenue to range between $378 and $396 million and our FIS segment revenue to range between $124 and $132 million.

The following table reconciles our adjusted EBITDA guidance range to our projected net income.

                                                      For the Year Ended
                                                      December 31, 2016
                                                   ------------------------
(in thousands)                                         Low         High
                                                   -----------  -----------

Net Income                                         $    39,275  $    42,301
  Income tax expense                                    26,293       28,175
  Interest expense                                      16,631       16,631
  Interest income                                          (63)         (63)
  Other income                                            (672)        (672)
  Depreciation and amortization of plant and
   equipment                                            26,725       27,817
  Amortization of intangible assets                     10,351       10,351
  Stock-based compensation                               3,289        3,289
  Accretion of closure and post-closure obligations      4,171        4,171
                                                   -----------  -----------
Adjusted EBITDA                                    $   126,000  $   132,000
                                                   ===========  ===========

Projections exclude any foreign currency translation gains or losses, business development expenses or other unusual transactions.

2016 capital spending is estimated to range from $35 to $38 million, including 2015 carryover amounts. This is down slightly from the $39.4 million spent in 2015, which included approximately $4.0 million in capital spending for the divested Allstate business. Capital expenditures for 2016 will focus on constructing additional disposal space, ongoing infrastructure improvements and equipment replacement at our operating facilities and information system upgrades.

Dividend

On January 4, 2016, the Company declared a quarterly dividend of $0.18 per common share for stockholders of record on January 22, 2016. The $3.9 million dividend was paid on January 29, 2016.

Conference Call

US Ecology, Inc. will hold an investor conference call on Friday, February 19, 2016 at 10:00 a.m. Eastern Time (8:00 a.m. Mountain Time) to discuss these results and its current financial position and business outlook. Questions will be invited after management's presentation. Interested parties can access the conference call by dialing 877-512-4138 or 412-317-5478. The conference call will also be broadcast live on our website at www.usecology.com. An audio replay will be available through February 26, 2016 by calling 877-344-7529 or 412-317-0088 and using the passcode 10080278. The replay will also be accessible on our website at www.usecology.com.

(1) Base and Event Business Definitions - Starting with the third quarter of 2015 we redefined "Base" and "Event" Business as we integrate the legacy EQ ES business into these metrics. Previously, US Ecology defined "Event Business" as non-recurring projects regardless of size. "Base Business" represented that business that was not considered "Event" and represented recurring waste streams. We now define "Event Business" as non-recurring projects that are equal to, or greater than 1,000 tons. We believe this new definition is a better representation of Base and Event Business and will provide better insight into the business taken as a whole. As we report future quarters, prior periods presented will be recast based on the new definition.

(2) Environmental Services ("ES") - This segment provides diversified waste services including transportation, recycling, treatment and disposal of hazardous and non-hazardous materials at Company-owned landfill, wastewater and other treatment facilities.

(3) Field & Industrial Services ("FIS") - This segment provides waste packaging, collection and total waste management solutions at customer sites and through our 10-day transfer facilities. Services include on-site management, waste characterization, transportation and disposal of non-hazardous and hazardous waste. This segment also provides specialty services such as high-pressure cleaning, tank cleaning, decontamination, remediation, spill cleanup, emergency response and other services to commercial and industrial facilities and government entities.

About US Ecology, Inc.

US Ecology, Inc. is a leading North American provider of environmental services to commercial and government entities. The Company addresses the complex waste management needs of its customers, offering treatment, disposal and recycling of hazardous, non-hazardous and radioactive waste, as well as a wide range of complementary field and industrial services. US Ecology's focus on safety, environmental compliance, and best-in-class customer service enables us to effectively meet the needs of our customers and to build long-lasting relationships. Headquartered in Boise, Idaho, with operations in the United States, Canada and Mexico, the Company has been protecting the environment since 1952. For more information visit www.usecology.com.

This press release contains forward-looking statements (as such term is defined in the Private Securities Litigation Reform Act of 1995) that are based on our current expectations, beliefs and assumptions about the industry and markets in which US Ecology, Inc. and its subsidiaries operate. Forward-looking statements are only predictions and are not guarantees of performance. These statements are based on management's beliefs and assumptions, which in turn are based on currently available information. Important assumptions include, among others, those regarding demand for Company services, expansion of service offerings geographically or through new or expanded service lines, the timing and cost of planned capital expenditures, competitive conditions and general economic conditions. These assumptions could prove inaccurate. Forward-looking statements also involve known and unknown risks and uncertainties, which could cause actual results to differ materially from those contained in any forward-looking statement. Many of these factors are beyond our ability to control or predict. Such factors include the replacement of non-recurring event clean-up projects, a loss of a major customer, our ability to permit and contract for timely construction of new or expanded disposal cells, our ability to renew our operating permits or lease agreements with regulatory bodies, loss of key personnel, compliance with and changes to applicable laws, rules, or regulations, access to insurance, surety bonds and other financial assurances, a deterioration in our labor relations or labor disputes, our ability to perform under required contracts, failure to realize anticipated benefits and operational performance from acquired operations, including our acquisition of EQ Holdings, Inc. in June 2014, adverse economic or market conditions, government funding or competitive pressures, incidents or adverse weather conditions that could limit or suspend specific operations, access to cost effective transportation services, fluctuations in foreign currency markets, lawsuits, our willingness or ability to pay dividends, implementation of new technologies, limitations on our available cash flow as a result of our indebtedness and our ability to effectively execute our acquisition strategy and integrate future acquisitions.

Except as required by applicable law, including the securities laws of the United States and the rules and regulations of the Securities and Exchange Commission (the "SEC"), we are under no obligation to publicly update or revise any forward-looking statements, whether as a result of new information, future events or otherwise. You should not place undue reliance on our forward-looking statements. Although we believe that the expectations reflected in forward-looking statements are reasonable, we cannot guarantee future results or performance. Before you invest in our common stock, you should be aware that the occurrence of the events described in the "Risk Factors" section of our reports filed with the SEC could harm our business, prospects, operating results, and financial condition.

                             US ECOLOGY, INC.
                   CONSOLIDATED STATEMENTS OF OPERATIONS
                   (in thousands, except per share data)
                                (unaudited)

                                  Three Months Ended    For the Year Ended
                                     December 31,          December 31,
                                 --------------------  --------------------
                                   2015       2014       2015       2014
                                 ---------  ---------  ---------  ---------
Revenue
 Environmental Services          $  96,961  $ 100,553  $ 375,846  $ 319,819
 Field & Industrial Services        41,312     56,621    187,224    127,592
                                 ---------  ---------  ---------  ---------

  Total                            138,273    157,174    563,070    447,411

Gross Profit
 Environmental Services             37,160     37,068    141,097    125,562
 Field & Industrial Services         6,996      9,145     30,313     20,224
                                 ---------  ---------  ---------  ---------

  Total                             44,156     46,213    171,410    145,786

Selling, General &
 Administrative Expenses
 Environmental Services              6,166      6,398     23,649     19,422
 Field & Industrial Services         3,399      6,070     21,064     13,668
 Corporate                          12,439     14,597     48,366     40,246
                                 ---------  ---------  ---------  ---------

  Total                             22,004     27,065     93,079     73,336

Impairment Charges
 Field & Industrial Services             -          -      6,700          -

                                 ---------  ---------  ---------  ---------
Operating income                    22,152     19,148     71,631     72,450

Other income (expense):
 Interest income                         1         13         65        107
 Interest expense                   (7,162)    (5,171)   (23,370)   (10,677)
 Foreign currency loss                (427)      (472)    (2,196)    (1,499)
 Loss on divestiture                  (542)         -       (542)         -
 Other                                 111         93      1,267        669
                                 ---------  ---------  ---------  ---------
  Total other expense               (8,019)    (5,537)   (24,776)   (11,400)

Income before income taxes          14,133     13,611     46,855     61,050
Income tax expense                   6,429      4,934     21,244     22,814
                                 ---------  ---------  ---------  ---------
Net income                       $   7,704  $   8,677  $  25,611  $  38,236
                                 =========  =========  =========  =========

Earnings per share:
  Basic                          $    0.36  $    0.40  $    1.18  $    1.78
  Diluted                        $    0.35  $    0.40  $    1.18  $    1.77

Shares used in earnings
per share calculation:
  Basic                             21,676     21,571     21,637     21,537
  Diluted                           21,748     21,673     21,733     21,655

Dividends paid per share         $    0.18  $    0.18  $    0.72  $    0.72
                                 =========  =========  =========  =========

                             US ECOLOGY, INC.
                        CONSOLIDATED BALANCE SHEETS
                              (in thousands)
                                (unaudited)

                                                 December 31,  December 31,
                                                     2015          2014
                                                               As Adjusted
                                                 ------------  ------------
Assets

Current Assets:
  Cash and cash equivalents                      $      5,989  $     22,971
  Receivables, net                                    106,380       135,261
  Prepaid expenses and other current assets             8,484        10,351
  Income tax receivable                                 2,017         6,912
  Deferred income taxes                                     -         2,109
                                                 ------------  ------------
    Total current assets                             122,870       177,604

Property and equipment, net                           210,334       227,684
Restricted cash and investments                         5,748         5,729
Intangible assets, net                                239,571       278,667
Goodwill                                              191,823       217,609
Other assets                                            1,641         2,669
Deferred income taxes                                       -            85
                                                 ------------  ------------
Total assets                                     $    771,987   $   910,047
                                                 ============  ============

Liabilities and Stockholders' Equity

Current Liabilities:
  Accounts payable                               $     17,169  $     24,513
  Deferred revenue                                      8,078        13,190
  Accrued liabilities                                  25,634        36,251
  Accrued salaries and benefits                        11,513        13,322
  Income tax payable                                      117         4,124
  Current portion of closure and post-closure
   obligations                                          2,787         5,359
  Current portion of long-term debt                     3,056         3,976
                                                 ------------  ------------
    Total current liabilities                          68,354       100,735

Long-term closure and post-closure obligations         68,367        67,511
Long-term debt                                        290,684       380,405
Other long-term liabilities                             5,825         4,336
Deferred income taxes                                  82,622       105,723
                                                 ------------  ------------
  Total liabilities                                   515,852       658,710

Contingencies and commitments

Stockholders' Equity
  Common stock                                            217           216
  Additional paid-in capital                          169,873       165,524
  Retained earnings                                   103,300        93,301
  Treasury stock                                         (189)          (18)
  Accumulated other comprehensive loss                (17,066)       (7,686)
                                                 ------------  ------------
    Total stockholders' equity                        256,135       251,337
                                                 ------------  ------------
Total liabilities and stockholders' equity       $   771,987   $   910,047
                                                 ============  ============

                             US ECOLOGY, INC.
                   CONSOLIDATED STATEMENTS OF CASH FLOWS
                              (in thousands)
                                (unaudited)

                                                        For the Year Ended
                                                           December 31,
                                                       --------------------
                                                         2015       2014
                                                       ---------  ---------
Cash Flows From Operating Activities:
  Net income                                           $  25,611  $  38,236
  Adjustments to reconcile net income to net cash
   provided by operating activities:
    Impairment charges                                     6,700          -
    Depreciation and amortization of property and
     equipment                                            27,931     24,413
    Amortization of intangible assets                     12,307      8,207
    Accretion of closure and post-closure obligations      4,584      2,656
    Unrealized foreign currency loss                       3,271      2,427
    Deferred income taxes                                 (2,714)     2,035
    Share-based compensation expense                       2,297      1,250
    Unrecognized tax benefits                                  -       (480)
    Loss on disposition of business                          542          -
    Net loss on disposal of property and equipment           741        421
    Amortization of debt issuance costs                    4,428      1,037
    Amortization of debt discount                            148         74
    Changes in assets and liabilities (net of effect
     of business acquistions):
      Receivables                                          1,565     (4,400)
      Income tax receivable                                4,830     (1,798)
      Other assets                                           734       (921)
      Accounts payable and accrued liabilities            (6,481)    (2,878)
      Deferred revenue                                    (4,449)     1,890
      Accrued salaries and benefits                         (901)       771
      Income tax payable                                  (3,918)      (389)
      Closure and post-closure obligations                (5,679)    (1,182)
                                                       ---------  ---------
        Net cash provided by operating activities         71,547     71,369

Cash Flows From Investing Activities:
  Proceeds from divestiture (net of cash divested)        58,728          -
  Purchases of property and equipment                    (39,370)   (28,434)
  Purchases of restricted cash and investments            (2,075)    (1,060)
  Proceeds from sale of restricted cash and
   investments                                             2,057      1,023
  Proceeds from sale of short term investments                 -        654
  Proceeds from sale of property and equipment               948        201
  Business acquisitions (net of cash acquired)                 -   (460,874)
                                                       ---------  ---------
        Net cash provided by (used in) investing
         activities                                       20,288   (488,490)

Cash Flows From Financing Activities:
  Payments on long-term debt                             (94,623)   (19,384)
  Dividends paid                                         (15,612)   (15,532)
  Proceeds from revolving line of credit                  10,316          -
  Payments on revolving line of credit                   (10,316)         -
  Proceeds from exercise of stock options                  1,823      1,542
  Proceeds from issuance of long-term debt                     -    413,962
  Deferred financing costs paid                                -    (14,001)
  Other                                                       54        206
                                                       ---------  ---------
        Net cash (used in) provided by financing
         activities                                     (108,358)   366,793

Effect of foreign exchange rate changes on cash             (459)      (641)

Decrease in cash and cash equivalents                    (16,982)   (50,969)

Cash and cash equivalents at beginning of period          22,971     73,940
                                                       ---------  ---------

Cash and cash equivalents at end of period             $   5,989  $  22,971
                                                       =========  =========

EXHIBIT A

Non-GAAP Results and Reconciliation

US Ecology reports adjusted EBITDA and adjusted earnings per diluted share results, which are non-GAAP financial measures, as a complement to results provided in accordance with generally accepted accounting principles in the United States (GAAP) and believes that such information provides analysts, stockholders, and other users information to better understand the Company's operating performance. Because adjusted EBITDA and adjusted earnings per diluted share are not measurements determined in accordance with GAAP and are thus susceptible to varying calculations they may not be comparable to similar measures used by other companies. Items excluded from adjusted EBITDA and adjusted earnings per diluted share are significant components in understanding and assessing financial performance.

Adjusted EBITDA and adjusted earnings per diluted share should not be considered in isolation or as an alternative to, or substitute for, net income, cash flows generated by operations, investing or financing activities, or other financial statement data presented in the consolidated financial statements as indicators of financial performance or liquidity. Adjusted EBITDA and adjusted earnings per diluted share have limitations as analytical tools and should not be considered in isolation or a substitute for analyzing our results as reported under GAAP. Some of the limitations are:

--  Adjusted EBITDA does not reflect changes in, or cash requirements for, our working capital needs;
--  Adjusted EBITDA does not reflect our interest expense, or the requirements necessary to service interest or principal payments on our debt;
--  Adjusted EBITDA does not reflect our income tax expenses or the cash requirements to pay our taxes;
--  Adjusted EBITDA does not reflect our cash expenditures or future requirements for capital expenditures or contractual commitments; and
--  Although depreciation and amortization charges are non-cash charges, the assets being depreciated and amortized will often have to be replaced in the future, and adjusted EBITDA does not reflect cash requirements for such replacements.

Adjusted EBITDA

The Company defines adjusted EBITDA as net income before interest expense, interest income, income tax expense, depreciation, amortization, stock based compensation, accretion of closure and post-closure liabilities, foreign currency gain/loss, non-cash impairment charges, loss on divestiture and other income/expense, which are not considered part of usual business operations.

Pro Forma adjusted EBITDA

The Company defines Pro Forma adjusted EBITDA as adjusted EBITDA (see definition above) less the EBITDA related to the divested Allstate business, plus business development expenses incurred during the period. We believe Pro Forma adjusted EBITDA is helpful in understanding our business and how it relates to our 2016 guidance which includes neither the divested Allstate business nor business development expenses.

The following reconciliation itemizes the differences between reported net income and adjusted EBITDA and Pro Forma adjusted EBITDA for the three months and year ended December 31, 2015 and 2014:

                                     Three Months Ended  For the Year Ended
(in thousands)                          December 31,        December 31,
                                     ------------------  ------------------
                                       2015      2014      2015      2014
                                     --------  --------  --------  --------

Net Income                           $  7,704  $  8,677  $ 25,611  $ 38,236
 Income tax expense                     6,429     4,934    21,244    22,814
 Interest expense                       7,162     5,171    23,370    10,677
 Interest income                           (1)      (13)      (65)     (107)
 Foreign currency loss                    427       472     2,196     1,499
 Loss on divestiture                      542         -       542         -
 Other income                            (111)      (93)   (1,267)     (669)
 Impairment charges                         -         -     6,700         -
 Depreciation and amortization of
  plant and equipment                   6,205     7,682    27,931    24,413
 Amortization of intangible assets      2,749     2,974    12,307     8,207
 Stock-based compensation                 561       382     2,297     1,250
 Accretion and non-cash adjustments
  of closure & post-closure
  obligations                           1,376       981     4,584     2,656
                                     --------  --------  --------  --------
Adjusted EBITDA                        33,043    31,167   125,450   108,976
                                     --------  --------  --------  --------

 EBITDA related to divested Allstate
  business                               (502)   (2,456)   (5,055)   (5,015)
 Business development expenses             88       838     2,212     6,402
                                     --------  --------  --------  --------
Pro Forma adjusted EBITDA            $ 32,629  $ 29,549  $122,607  $110,363
                                     ========  ========  ========  ========

EXHIBIT A

Non-GAAP Results and Reconciliation, continued

Adjusted Earnings Per Diluted Share

The Company defines adjusted earnings per diluted share as net income adjusted for the after-tax impact of non-cash, non-operational impairment charges and foreign currency gains or losses ("Foreign Currency Gain/Loss"), the after-tax impact of business development costs, and the after-tax impact of the divested Allstate business, divided by the number of diluted shares used in the earnings per share calculation.

Impairment charges excluded from the earnings per diluted share calculation are related to the Company's decision to explore strategic alternatives for our industrial services business. The Foreign Currency Gain/Loss excluded from the earnings per diluted share calculation are related to intercompany loans between our Canadian subsidiary and the U.S. parent which have been established as part of our tax and treasury management strategy. These intercompany loans are payable in Canadian dollars ("CAD") requiring us to revalue the outstanding loan balance through our consolidated income statement based on the CAD/United States currency movements from period to period. We believe excluding the currency movements for these intercompany financial instruments provides meaningful information to investors regarding the operational and financial performance of the Company. Business development costs relate to expenses incurred to evaluate businesses for potential acquisition or costs related to closing and integrating successfully acquired businesses.

We believe excluding these non-cash impairment charges, foreign currency movements for intercompany financial instruments and business development costs provides meaningful information to investors regarding the operational and financial performance of the Company.

The following reconciliation itemizes the differences between reported net income and earnings per diluted share to adjusted net income and adjusted earnings per diluted share for the three months and year ended December 31, 2015 and 2014:

(in thousands, except per share data)

           Three Months Ended December 31,  For the Year Ended December 31,
           ------------------------------  --------------------------------
                2015           2014             2015             2014
           -------------- ---------------  ---------------  ---------------

                     per             per              per              per
                    share          share            share            share
Net income /
 earnings
 per
 diluted
 share     $ 7,704  $0.35 $ 8,677  $ 0.40  $25,611  $ 1.18  $38,236  $ 1.77

Adjustments,
 net of tax:
 Impairment
  charges        -      -       -       -    6,700    0.31        -       -
 Divested
  Allstate
  business      (4)     -    (487)  (0.02)    (595)  (0.03)    (673)  (0.03)
 Non-cash
  foreign
  currency
  translation
  loss          88   0.01      77       -    1,167    0.05      700    0.03
 Business
  development
  costs         51      -     514    0.02    1,279    0.06    4,851    0.22
           -------  ----- -------  ------  -------  ------  -------  ------
Adjusted
 net
 income /
 adjusted
 earnings
 per
 diluted
 share     $ 7,839  $0.36 $ 8,781  $ 0.40  $34,162  $ 1.57  $43,114  $ 1.99
           =======  ===== =======  ======  =======  ======  =======  ======

Shares
 used in
 earnings
 per
 diluted
 share
 calculat-
 ion        21,748         21,673           21,733           21,655
           =======        =======          =======          =======

Contact:
Alison Ziegler
Darrow Associates
(201)220-2678
aziegler@darrowir.com
www.usecology.com